Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER RESULTS

RICHMOND, Va., February 15, 2008 – Tredegar Corporation (NYSE:TG) reported fourth-quarter net income from continuing operations of $7.0 million (19 cents per share) compared to $9.8 million (25 cents per share) in the fourth quarter of 2006. Earnings from continuing manufacturing operations in the fourth quarter were $6.3 million (17 cents per share) versus $9.3 million (24 cents per share) last year. Fourth-quarter sales from continuing operations decreased to $208.5 million from $227.0 million in 2006. On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

A summary of results for continuing operations for the three months and years ended December 31, 2007 and 2006 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended December 31		Years Ended December 31
	2007	2006	2007	2006
Sales	$208.5	$227.0	$922.6	$937.6

Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$7.0	$9.8	$34.9	$35.3
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	1.0	.4	5.2	3.3
(Gains) losses from sale of assets and other items	(1.7)	(.9)	(1.7)	(2.5)
Income from continuing manufacturing operations*	$6.3	$9.3	$38.4	$36.1

Diluted earnings per share from continuing operations as reported under GAAP	$.19	$.25	$.90	$.91
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.03	.01	.13	.08
(Gains) losses from sale of assets and other items	(.05)	(.02)	(.04)	(.06)
Diluted earnings per share from continuing manufacturing operations*	$.17	$.24	$.99	$.93

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations. Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

— more —

TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings from continuing manufacturing operations declined by 7 cents per share or 29% in the fourth quarter of 2007 compared with the fourth quarter of 2006 due to lower operating profits in both films and our remaining aluminum extrusions business in the U.S. Operating profits in films declined in the fourth quarter of 2007 compared with the fourth quarter of 2006 due primarily to the lag in the pass-through of changes in resin costs and adjustments for inventories accounted for under the last-in first-out method. Excluding the impact of these items, operating profits in films were up in the fourth quarter of 2007 as a result of higher sales of apertured materials, improved product mix of surface protection films and appreciation of the U.S. dollar value of currencies for operations outside of the U.S. Future operating profit levels in films will depend on our ability to deliver product innovations and cost reductions to support growth in the sales of higher value surface protection films and to address competitive pressures facing our personal care and packaging materials businesses.”

Mr. Gottwald continued: “The sale of our aluminum extrusions business in Canada, which was suffering from operating losses driven by lower volume and higher conversion costs from appreciation of the Canadian dollar, allows us to focus on our U.S. aluminum extrusions operations where we have more control over costs and profitability. However, business conditions in the U.S. continue to be challenging. Demand for extruded aluminum shapes is down significantly in most market segments. While we are very focused on controlling costs during this downturn, we are also investing for a future rebound. In January, we announced plans to spend approximately $24 million over the next 18 months to expand our capacity at our plant in Carthage, Tennessee. Approximately 65% of our sales of aluminum extrusions from our U.S. operations are related to non-residential construction, and this additional capacity will increase our capabilities in this sector.”

Mr. Gottwald further stated: “During 2007 we used a portion of a standing authorization from our board of directors to repurchase approximately 4.8 million shares of our stock at an average price of $16.00 per share. Despite the significant funds used for this program, our net debt at December 31, 2007 increased by only $12.2 million to $33.8 million due to strong cash flow from operations and lower capital expenditures.”

— more —

TREDEGAR EARNINGS, page 3

MANUFACTURING OPERATIONS

Film Products

Fourth-quarter net sales in Film Products were $130.6 million, up 1.6% from $128.5 million in the fourth quarter of 2006, while operating profit from ongoing operations decreased to $12.9 million in the fourth quarter of 2007 from $15.0 million in 2006. Volume was 58.6 million pounds in the fourth quarter of 2007 compared with 62.7 million pounds in the fourth quarter of 2006.

Volume was down in the fourth quarter of 2007 compared with the fourth quarter of 2006 primarily due to a decrease in sales of certain barrier films and certain surface protection films, partially offset by an increase in sales of apertured materials used as topsheet in feminine hygiene products. Net sales increased primarily due to appreciation of the U.S. dollar value of currencies for operations outside of the U.S. and higher sales of apertured materials and higher value surface protection films, partially offset by the decline in volume.

Operating profit from ongoing operations decreased in the fourth quarter of 2007 compared with the fourth quarter of 2006 due primarily to the lag in the pass-through of changes in resin costs and adjustments for inventories accounted for under the last-in first-out method (“LIFO”). Excluding the impact of these items, operating profits in Film Products were up in the fourth quarter of 2007 as a result of higher sales of apertured materials, improved product mix of surface protection films and appreciation of the U.S. dollar value of currencies for operations outside of the U.S. (the benefit from currency rate changes was approximately $1.0 million). The company estimates that the impact of the lag in the pass-through of changes in average resin costs and adjustments for LIFO had a negative impact on operating profit of approximately $2.0 million in the fourth quarter of 2007 compared with an estimated positive impact on operating profit of $3.5 million in the fourth quarter of 2006. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days. In addition, operating profit in the fourth quarter of 2006 benefited from a customer reimbursement of $1 million for certain new product start-up costs that were incurred during the first half of 2006.

Net sales in Film Products were $531.0 million in 2007, up 3.9% versus $511.2 million in 2006. Operating profit from ongoing operations was $59.4 million in 2007, up 3.1% compared with $57.6 million in 2006. Volume decreased to 244.3 million pounds in 2007 from 253.5 million pounds in 2006.

— more —

TREDEGAR EARNINGS, page 4

Volume was down in 2007 compared with 2006 primarily due to a decrease in sales of commodity barrier films and packaging films, partially offset by an increase in sales of elastic materials used in baby diapers and adult incontinence products and apertured materials used as topsheet in feminine hygiene products. Certain commodity barrier films were discontinued in conjunction with the shutdown in the second quarter of 2006 of the plant in LaGrange, Georgia. Net sales increased primarily due to appreciation of the U.S. dollar value of currencies for operations outside of the U.S., higher volume of elastic and apertured materials and improved product mix of surface protection films, partially offset by a decline in volume of commodity barrier films and a decline in volume and prices of certain packaging films.

Operating profit from ongoing operations in Film Products increased in 2007 versus 2006 primarily due to the net changes in sales noted above and appreciation of the U.S. dollar value of currencies for operations outside of the U.S. (the benefit from currency rate changes was approximately $3.0 million), partially offset by an estimated negative impact in 2007 of $2.5 million from the lag in the pass-through of changes in average resin costs and year-end adjustments for LIFO. In 2006, the company estimated a favorable impact of $4.5 million from the lag in the pass-through of changes in average resin costs and year-end adjustments for LIFO.

Capital expenditures in Film Products were $15.3 million in 2007, down from $33.2 million in 2006, and are projected to be approximately $33 million in 2008. Depreciation expense was $33.9 million in 2007, up from $31.7 million in 2006, and is projected to be $33 million in 2008.

Aluminum Extrusions

Fourth-quarter net sales from continuing operations in Aluminum Extrusions were $73.5 million, down 21% from $93.0 million in the fourth quarter of 2006. Operating profit from ongoing U.S. operations decreased to $2.6 million in the fourth quarter of 2007, down 40% from $4.3 million in the fourth quarter of 2006. Volume from continuing operations decreased to 32.2 million pounds in the fourth quarter of 2007, down 21% from 40.7 million pounds in the fourth quarter of 2006.

Net sales from continuing operations in Aluminum Extrusions were $371.8 million in 2007, down 7.9% from $403.8 million in 2006. Operating profit from ongoing U.S. operations decreased to $16.5 million in 2007, down 9.8% from $18.3 million in 2006. Volume from continuing operations decreased to 155.8 million pounds in 2007, down 15.9% from 185.2 million pounds in 2006.

— more —

TREDEGAR EARNINGS, page 5

The decreases in net sales and ongoing operating profit from continuing operations in the fourth quarter and full year were mainly due to lower volume, partially offset by higher selling prices. Shipments declined in most markets, especially extrusions used in hurricane protection products and residential construction. In addition, the company began experiencing a softening of markets for extrusions used in non-residential construction in the fourth quarter of 2007. Overall backlog for continuing operations in Aluminum Extrusions at December 31, 2007 was down by approximately 7% compared with December 31, 2006.

Capital expenditures for continuing operations in Aluminum Extrusions were $4.4 million in 2007, down from $6.6 million in 2006, and are projected to be approximately $21 million in 2008. In January, Tredegar announced plans to spend approximately $24 million over the next 18 months to expand the capacity at its plant in Carthage, Tennessee. Depreciation expense was $8.5 million in 2007, up slightly from $8.4 million in 2006, and is projected to be $8.5 million in 2008.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for an estimated purchase price of $25.5 million to WXP Holdings, Inc., an affiliate of H.I.G. Capital. The final purchase price is subject to increase or decrease to the extent that actual working capital as of February 12, 2008 is above or below the estimated working capital used to determine the estimated purchase price. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $11.4 million, which the company recognized as a deferred income tax asset in its consolidated balance sheet at December 31, 2007. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

OTHER ITEMS

Net pension income from continuing operations was $718,000 in the fourth quarter of 2007 and $2.8 million in 2007, a favorable change of $1.2 million (2 cents per share after taxes) and $4.5 million (8 cents per share after taxes) from amounts recognized in the fourth quarter and all of 2006, respectively. Most of the favorable changes relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. Net pension income from continuing operations is expected to be $5.5 million in 2008. The company contributed approximately $167,000 to its pension plans for continuing operations in 2007 and expects to contribute a similar amount in 2008.

— more —

TREDEGAR EARNINGS, page 6

Interest expense was $712,000 in the fourth quarter of 2007 and $2.7 million in 2007, a decline of $577,000 (1 cent per share after taxes) and $2.8 million (5 cents per share after taxes) versus the fourth quarter and all of 2006, respectively, due to lower average debt outstanding.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 44.7% in the fourth quarter of 2007 and 38.8% in 2007, compared with 34.7% in the fourth quarter of 2006 and 36.5% in 2006. The increase in the effective tax rate for continuing manufacturing operations for 2007 versus 2006, which had an unfavorable impact of approximately 4 cents per share, was mainly due to lower income tax benefits expected for the Domestic Production Activities Deduction and the research & development tax credit. The increase in the effective tax rate for continuing manufacturing operations during the fourth quarter of 2007 versus 2006, which had an unfavorable impact of approximately 3 cents per share, was mainly due to the adjustment of income taxes during the fourth quarter to the rate for the entire year.

During the first quarter of 2007, the company adopted new accounting standards for maintenance costs and uncertain income tax positions, neither of which had a material impact on Tredegar’s results of operations or financial condition. In addition, Tredegar adopted new accounting standards on fair value measurements and the fair value option for financial assets and liabilities, neither of which had an impact on historical results at the date of adoption.

Overall results for continuing operations for the year include special items. After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings were 3 cents and 1 cent per share in the fourth quarters of 2007 and 2006, respectively. After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings were 13 cents and 8 cents per share in all of 2007 and 2006, respectively. In addition, the results for the fourth quarter and all of 2007 include an after-tax gain of $1.7 million (5 cents and 4 cents per share, respectively) from the sale of real estate. Results for the fourth quarter and all of 2006 include after-tax income of $902,000 (2 cents per share) and $2.5 million (6 cents per share) for the reversal of certain valuation allowances relating to deferred tax assets and gains from the sale of equipment and liquidation of inventories accounted for under LIFO at the films plant shut down in LaGrange, Georgia. Further details regarding these items are provided in the financial tables included with this press release.

As discussed in the company’s second quarter earnings press release, on April 2, 2007 Tredegar invested $10 million in Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger”). At December 31, 2007, Harbinger reported Tredegar’s capital account value at $23.0 million reflecting $13.0 million of unrealized appreciation ($8.3 million or 22 cents per share after taxes) versus the carrying value in Tredegar’s balance sheet of $10 million.

— more —

TREDEGAR EARNINGS, page 7

On August 31, 2007, Tredegar invested $6.5 million in a privately held drug delivery company representing ownership on a fully diluted basis of approximately 23%. This company is developing and commercializing state of the art drug delivery systems designed to improve patient compliance and outcomes. During 2007, Tredegar invested $6.2 million in real estate. At December 31, 2007, the carrying value in Tredegar’s balance sheet of its investments in this real estate and the drug delivery company equaled the respective amounts invested.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net debt (debt in excess of cash) was $33.8 million at December 31, 2007, compared with net debt of $21.6 million at December 31, 2006. Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $107.9 million in 2007 compared with $102.5 million in 2006. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

On January 7, 2008, Tredegar announced that its board of directors approved a share repurchase program whereby management is authorized at its discretion to purchase, in the open market or in privately negotiated transactions, up to 5 million shares of Tredegar’s outstanding common stock. This share repurchase program replaces Tredegar’s previous share repurchase authorization. The authorization has no time limit. During the fourth quarter of 2007, Tredegar repurchased 3.1 million shares for $48.3 million under its previous authorization. As of January 4, 2008, Tredegar had approximately 34.7 million common shares outstanding.

— more —

TREDEGAR EARNINGS, page 8

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of our 2007 Annual Report on Form 10-K that will be filed with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

— more —

TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Sales	$208,462	$226,995	$922,583	$937,561
Other income (expense), net (a) (b)	3,315	710	1,782	1,444
	211,777	227,705	924,365	939,005

Cost of goods sold (a)	171,396	187,355	761,509	779,376
Freight	4,352	5,564	19,808	22,602
Selling, R&D and general expenses	21,135	18,620	76,855	72,170
Amortization of intangibles	37	37	149	149
Interest expense	712	1,289	2,721	5,520
Asset impairments and costs associated with exit and disposal activities (a)	1,456	670	4,027	4,080
	199,088	213,535	865,069	883,897

Income from continuing operations before income taxes	12,689	14,170	59,296	55,108
Income taxes (b)	5,653	4,334	24,366	19,791
Income from continuing operations	7,036	9,836	34,930	35,317
Income (loss) from discontinued operations (c)	6,321	1,210	(19,681)	2,884

Net income (a) (b) (d)	$13,357	$11,046	$15,249	$38,201

Earnings (loss) per share:
Basic:
Continuing operations	$.19	$.25	$.91	$.92
Discontinued operations	.17	.03	(.51)	.07
Net income	$.36	$.28	$.40	$.99
Diluted:
Continuing operations	$.19	$.25	$.90	$.91
Discontinued operations	.17	.03	(.51)	.07
Net income	$.36	$.28	$.39	$.98

Shares used to compute earnings (loss) per share:
Basic	36,494	38,793	38,532	38,671
Diluted	36,587	39,092	38,688	38,931

— more —

TREDEGAR EARNINGS, page 10

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Net Sales
Film Products	$130,587	$128,472	$530,972	$511,169
Aluminum Extrusions	73,523	92,959	371,803	403,790
Total net sales	204,110	221,431	902,775	914,959
Add back freight	4,352	5,564	19,808	22,602
Sales as shown in the Consolidated Statements of Income	$208,462	$226,995	$922,583	$937,561

Operating Profit
Film Products:
Ongoing operations	$12,915	$15,034	$59,423	$57,645
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets and related income from LIFO inventory liquidations (a)	(256)	14	(649)	221

Aluminum Extrusions (c):
Ongoing operations	2,641	4,259	16,516	18,302
Plant shutdowns, asset impairments and restructurings (a)	-	-	(634)	(1,434)

AFBS (e):
Loss on investment in Therics, LLC	-	-	-	(25)
Plant shutdowns, asset impairments and restructurings (a)	(1,200)	(143)	(2,786)	(637)
Total	14,100	19,164	71,870	74,072
Interest income	252	418	1,212	1,240
Interest expense	712	1,289	2,721	5,520
Gain on the sale of corporate assets (b)	2,699	-	2,699	56
Loss from write-down of an investment (b)	-	-	2,095	-
Stock option-based compensation costs (f)	277	262	978	970
Corporate expenses, net	3,373	3,861	10,691	13,770
Income from continuing operations before income taxes	12,689	14,170	59,296	55,108
Income taxes (b)	5,653	4,334	24,366	19,791
Income from continuing operations	7,036	9,836	34,930	35,317
Income (loss) from discontinued operations (c)	6,321	1,210	(19,681)	2,884
Net income (a) (b) (d)	$13,357	$11,046	$15,249	$38,201

— more —

TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	As of December 31,
	2007	2006
Assets

Cash & cash equivalents	$48,217	$40,898
Accounts & notes receivable, net	97,064	106,955
Income taxes recoverable	323	10,975
Inventories	48,666	48,664
Deferred income taxes	9,172	6,055
Prepaid expenses & other	4,077	4,428
Current assets of discontinued operation (c)	37,750	35,275
Total current assets	245,269	253,250

Property, plant & equipment, net	269,083	287,435
Other assets (g)	116,759	63,712
Goodwill & other intangibles	135,907	132,237
Noncurrent assets of discontinued operation (c)	17,460	45,153
Total assets	$784,478	$781,787

Liabilities and Shareholders’ Equity

Accounts payable	$67,161	$54,020
Accrued expenses	33,676	38,790
Current portion of long-term debt	540	678
Current liabilities of discontinued operation (c)	17,152	18,522
Total current liabilities	118,529	112,010

Long-term debt	81,516	61,842
Deferred income taxes	68,625	65,732
Other noncurrent liabilities (g)	15,662	14,299
Noncurrent liabilities of discontinued operation (c)	8,818	11,309
Shareholders’ equity (c) (g)	491,328	516,595

Total liabilities and shareholders’ equity	$784,478	$781,787

— more —

TREDEGAR EARNINGS, page 12

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2007	2006
Cash flows from operating activities:
Net income	$15,249	$38,201
Adjustments for noncash items:
Depreciation	45,892	44,132
Amortization of intangibles	149	149
Deferred income taxes	(24,241)	10,155
Accrued pension income and postretirement benefits	(1,735)	3,178
Gain on sale of assets	(2,699)	(317)
Loss on asset impairments and divestitures	34,382	1,150
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	15,786	151
Inventories	4,099	(5,080)
Income taxes recoverable	10,478	1,991
Prepaid expenses and other	764	(275)
Accounts payable	3,277	6,218
Accrued expenses	(6,209)	5,374
Other, net	362	(296)
Net cash provided by operating activities	95,554	104,731
Cash flows from investing activities:
Capital expenditures	(20,643)	(40,573)
Investments, including Harbinger ($10 million), a drug delivery company ($6.5 million) and real estate ($6.2 million) in 2007	(23,513)	(542)
Proceeds from the sale of assets and property disposals & reimbursements from customers for purchases of equipment	7,871	475
Net cash used in investing activities	(36,285)	(40,640)
Cash flows from financing activities:
Dividends paid	(6,126)	(6,221)
Debt principal payments	(39,964)	(54,530)
Borrowings	59,500	4,000
Repurchases of Tredegar common stock, net of settlement payable of $3,367	(73,959)	-
Proceeds from exercise of stock options	6,471	9,576
Net cash used in financing activities	(54,078)	(47,175)
Effect of exchange rate changes on cash	2,128	548
Increase in cash and cash equivalents	7,319	17,464
Cash and cash equivalents at beginning of period	40,898	23,434
Cash and cash equivalents at end of period	$48,217	$40,898

— more —

TREDEGAR EARNINGS, page 13

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2007
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$59.4	$16.5	$75.9
Allocation of corporate overhead	(8.4)	(2.2)	(10.6)
Add back depreciation and amortization from continuing operations	34.1	8.5	42.6
Adjusted EBITDA from continuing operations (h)	$85.1	$22.8	$107.9

Selected balance sheet and other data as of December 31, 2007:
Net debt (cash) (i)	$33.8
Shares outstanding	34.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2007 include:
•	A pretax charge of $1.2 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	A pretax charge of $256,000 for asset impairments in Film Products.

Plant shutdowns, asset impairments and restructurings in 2007 include:
•	A pretax charge of $2.8 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	Pretax charges of $594,000 for asset impairments in Film Products;
•	A pretax charge of $592,000 for severance and other employee-related costs in Aluminum Extrusions;
•	A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2006 include:
•
A net pretax gain associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $280,000 for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income) and a gain of $261,000 on the sale of related property and equipment (included in "Other income (expense), net" in the condensed consolidated statements of income), partially offset by other shutdown-related costs of $527,000; and

•	A pretax charge of $143,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in 2006 include:
•
A net pretax gain of $1.4 million associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $2.9 million for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income) and a gain of $261,000 on the sale of related property and equipment (included in "Other income (expense), net" in the condensed consolidated statements of income), partially offset by severance and other costs of $1.6 million and asset impairment charges of $130,000;

•	Pretax charges of $1 million for asset impairments in Film Products;
•
A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income);

•	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000); and
•	A pretax charge of $637,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

— more —

TREDEGAR EARNINGS, page 14

(b)
Gain on the sale of corporate assets in 2007 includes a gain related to the sale of corporate real estate. Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.

The loss from the write-down of an investment of $2.1 million is included in "Other income (expense), net" in the condensed consolidated statements of income.

Income taxes in 2007 include the recognition of a valuation allowance of $1.1 million in the third quarter for expected limitations on the utilization of assumed capital losses on certain investments.

Income taxes in 2006 include a reversal of a valuation allowance of $577,000 for deferred tax assets associated with capital loss carryforwards recorded with the write-down of the investment in Novalux. Outside appraisal of the value of corporate assets, primarily real estate, performed in December 2006, indicated that realization of related deferred tax assets is more likely than not.

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for an estimated purchase price of $25.5 million to WXP Holdings, Inc., an affiliate of H.I.G. Capital. The final purchase price is subject to increase or decrease to the extent that actual working capital as of February 12, 2008 is above or below the estimated working capital used to determine the estimated purchase price. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $11.4 million, which the company recognized as a deferred income tax asset in its consolidated balance sheet at December 31, 2007. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Fourth Quarter Ended		Year Ended
	December 31		December 31
(In thousands)	2007	2006	2007	2006

Income (loss) from operations before income taxes	$(376)	$1,824	$(6,366)	$3,729
Income tax cost (benefit) on operations	(108)	614	(2,199)	845
	(268)	1,210	(4,167)	2,884
Loss associated with asset impairments and disposal activities	(4,144)	-	(31,755)	-
Income tax cost (benefit) on asset impairments and costs associated disposal activities	(10,733)	-	(16,241)	-
	6,589	-	(15,514)	-
Income (loss) from discontinued operations	$6,321	$1,210	$(19,681)	$2,884

In addition to the assets and liabilities shown separately in the consolidated balance sheet for discontinued operations, shareholders' equity includes net positive foreign currency translation adjustments, pension and other postretirement benefit adjustments and unrealized gains and losses on derivative financial instruments relating to discontinued operations of $10.4 million and $5.0 million at December 31, 2007 and 2006, respectively.

(d)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $33 million for the fourth quarter of 2007 and income of $14.1 million for the fourth quarter of 2006. Comprehensive income (loss) was income of $49.9 million in 2007 and income of $46.3 million in 2006. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments, amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans, and in 2006, minimum pension liability, all recorded net of deferred taxes directly in shareholders' equity.

(e)
On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(f)
Effective January 1, 2006, Tredegar adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Prior periods were not restated.

— more —

TREDEGAR EARNINGS, page 15

(g)
Effective December 31, 2006, Tredegar adopted SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158). This statement requires the recognition in the balance sheet of the funded status of each of our defined benefit pension and other postretirement plans. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of SFAS 158, net of deferred taxes, was recognized directly in shareholders' equity.

(h)
Adjusted EBITDA for the twelve months ended December 31, 2007, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(i)	Net debt is calculated as follows (in millions):

Debt	$82.0
Less: Cash and cash equivalents	(48.2)
Net debt	$33.8

Net debt is not intended to represent total debt or debt defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

# # #